Exhibit 99.1

Anthera Pharmaceuticals Provides Business Update
and Reports 2017 Second Quarter Financial Results

o	RESULT, pivotal Phase 3 study of Sollpura began screening patients in the U.S. and Europe
o	RESULT study approved by the Cystic Fibrosis Foundation Therapeutics Development Network
o	BRIGHT, Phase 2 study of blisibimod in IgA Nephropathy remains on track to report topline data in Q3
o	Executed equity purchase agreement for the sale of up to $10 million in common stock at the Company’s discretion
o	Received extension from Nasdaq to regain listing compliance

HAYWARD, Calif., August 9, 2017 -- Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) today provided a business update and reported financial results for the second quarter ended June 30, 2017.

Recent Developments and Business Highlights:

Sollpura™ (liprotamase) for the treatment of Exocrine Pancreatic Insufficiency (“EPI”)

o   Phase 3 RESULT study began screening patients in the U.S. and Europe

The RESULT study is designed to evaluate the non-inferiority of Sollpura at individualized doses compared to approved, porcine-extracted, enteric-coated pancreatic enzyme replacement therapy (“PERT”).  The study began enrollment in the U.S. in May and in Europe in July.  We currently plan to conduct an interim futility analysis toward the end of the third quarter or beginning of the fourth quarter of 2017.  The study intends to enroll approximately 150 patients with exocrine pancreatic insufficiency (“EPI”) due to cystic fibrosis who are well controlled on stable, porcine-extracted PERTs at screening.  The primary efficacy analysis will evaluate the change from baseline in the coefficient of fat absorption following 4 weeks of treatment with either Sollpura or Pancreaze.    After 4 weeks of treatment, patients randomized to Sollpura will be followed for an additional 20-week extension period (total of 24 weeks on study) for additional assessments of weight, height, BMI, and safety. Topline data, which will be analyzed based on the 4-week primary treatment period, is expected at the end of 2017 or early 2018.

o   RESULT study approved by the Cystic Fibrosis Foundation Therapeutics Development Network (“TDN”)

In June 2017, we received approval of our RESULT study from the TDN’s protocol review committee.  An approval from the TDN may result in additional TDN investigational sites participating in the RESULT study, which could accelerate patient recruitment in the U.S.

Blisibimod Update

o   Blisibimod for the treatment of IgA Nephropathy (“IgAN”)

As previously announced, we completed dosing on patients through 60 weeks in the Phase 2 BRIGHT-SC study of blisibimod in patients with IgAN in April.  We remained on track to report topline data from the BRIGHT-SC study before the end of August 2017.

o   Blisibimod for the treatment of systemic lupus erythematosus (“SLE”)

On June 17, 2017, Dr. Joan Merrill, OMRF Professor of Medicine, University of Oklahoma Health Sciences Center presented data from the Phase 3 CHABLIS-SC1 trial of blisibimod in patients with SLE at the annual meeting of the European League Against Rheumatism (EULAR).  The data showed the effects of blisibimod on proteinuria, corticosteroid taper, and markers of SLE and B-cell activity including anti-double-stranded DNA, complement, serum immunoglobulins, and B cells.

Financial Updates

o	Equity Purchase Agreement

On June 19, 2017, we entered into an equity purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which we have the right to sell up to $10 million in shares of common stock to Lincoln Park at our discretion, subject to certain limitations and conditions set forth in the Purchase Agreement.  Lincoln Park made an initial purchase of $500,000 common stock upon execution of the Purchase Agreement.

o	Nasdaq Listing Compliance

As previously announced in May, our common stock is subject to delisting because our stockholders’ equity is below $10 million and our market valuation is below $50 million.  We submitted a compliance plan to Nasdaq in June.  Based on our submission, Nasdaq has determined to grant Anthera an extension until November 13, 2017 to regain compliance with Listing Rule Listing Rules 5450 (b)(1)(A).

Summary of Financial Results

o
Cash Position.  We ended the second quarter of 2017 with cash and cash equivalents totaling $11.2 million, compared to $20.8 million as of December 31, 2016.  The decrease in cash is mainly attributable to $24.4 million used to fund our operations, offset by approximately $14.1 million in net proceeds received from a public offering of common stock and warrants, and approximately $0.6 million in net proceeds received from the sale of common stock pursuant to an equity purchase agreement.

o
R&D Expense.  Research and development expense for the three and six months ended June 30, 2017 totaled $7.0 million and $14.8 million, respectively, compared to $12.0 million and $21.6 million for the corresponding periods in 2016. The decrease in 2017 from 2016 is primarily due to lower clinical development expenses as a result of the Phase 3 SOLUTION study in cystic fibrosis patients with EPI and CHABLIS clinical studies in patients with SLE were substantially completed in 2016, which resulted in reductions in clinical trial expense by $2.6 million and manufacturing/clinical drug supplies by $1.9 million for the three months ended June 30, 2017.  For the six months ended June 30, 2017, clinical trial expense decreased by $4.4 million and manufacturing/clinical drug expense decreased by $2.0 million.

o
G&A Expense.  General and administrative expense for the three and six months ended June 30, 2017 totaled $1.6 million and $4.5 million, respectively, compared to $2.6 million and $4.8 million for the corresponding periods in 2016. The decrease is primarily due a 30% reduction in headcount, which resulted in lower payroll related expense by $0.2 million and stock-based compensation by $0.6 million for the three months ended June 30, 2017.  For the six months ended June 3, 2017, payroll related expense decreased by $0.3 million and stock-based compensation decreased by $0.6 million, offset by an increase of $0.7 million legal expense as a result of our equity offering and legal proceeding efforts.

o
Research Award.  A research award, granted to us in March 2015 by the Cystic Fibrosis Foundation Therapeutics, Inc. and recorded as an offset to operating expense, totaled $100,000 for the three and six months ended June 30, 2017, compared to $261,000 in the comparative period in 2016.  The amount of research award recognized represents the value prescribed to the milestones that we achieved under the award agreement during the current period.

o
Other Income.  For the three and six months ended June 30, 2017, Anthera recorded $9.0 and $8.4 million, respectively, in non-operating income, primarily comprising changes in the fair value of warrants issued in connection with a direct offering of common stock in March 2017 and the fair value of the warrants exceeding the cash proceeds received from the offering.  The initial fair value of the liability associated with these warrants was $14.7 million upon issuance and in March 31, 2017.  As of June 30, 2017, the fair value of the warrant liability decreased to $5.7 million due to a decrease in the fair value of the common stock underlying the warrant shares.  The $9.0 million decrease is recorded as part of non-operating income for the three and six months ended June 30, 2017.  The fair value of the warrants on issuance exceeded the cash proceeds received by $0.6 million which was recorded as non-operating expense in March 2017.

o
Net Income (Loss) Per Basic and Diluted Share.  For the three months ended June 30, 2017, we recorded a net income of $0.3 million or $0.03 per basic and diluted share, compared to net loss of $14.3 million, or $2.79 per basic and diluted share for the corresponding period in 2016.  For the six months ended June 30, 2017, we recorded a net loss of $10.9 million, or $1.58 per basic and diluted share, compared to net loss of $26.1 million, or $5.14 per share.  As explained in the Other Income section, we recorded non-cash, non-operating income of $9.0 million for the three and six months ended June 30, 2017, which reduced our per basic and diluted share from a loss of $0.86 to a net income of $0.03 for the three months ended June 30, 2017 and also reduced our per basic and diluted share from a loss of $2.35 to $1.58 for the six months ended June 30, 2017.

o
Net Loss Applicable to Common Stockholders.  In connection with a registered direct offering of convertible preferred stock and warrants to purchase shares of common stock in September 2016, there was an in-the-money conversion feature (beneficial conversion feature, or BCF).  The BCF required separate financial statement recognition and was recorded as a discount to the preferred shares.  We recorded a deemed dividend of $2.5 million in the first quarter of 2017 in connection with the conversion of 9,012 shares of convertible preferred stock into common stock.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency and IgA nephropathy. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT:

Investor Relations of Anthera Pharmaceuticals, Inc.
ir@anthera.com

For Media Inquiries:
Frannie Marmorstein, 305-567-0821
frannie.marmorstein@rbbcommunications.com

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ANTHERA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
REVENUES:
License fee	$—	$—	$—	$139
Collaborative revenue	—	—	—	6
Total revenues	—	—	—	145
OPERATING EXPENSES:
Research and development	$7,034	$11,966	$14,835	$21,590
General and administrative	1,625	2,576	4,528	4,814
Research award	—	(261)	(100)	(261)
Total operating expenses	8,659	14,281	19,263	26,143
LOSS FROM OPERATIONS	(8,659)	(14,281)	(19,263)	(25,998)
OTHER INCOME (EXPENSE):
Other (expense)	(28)	(53)	(31)	(62)
Fair value of warrant liability in excess of proceeds from financing	—	—	(600)	—
Change in fair value of warrant liability	9,000	—	9,000	—
Total Other Income (Expense)	$8,972	$(53)	$8,369	$(62)
Deemed dividends attributable to preferred stock	—	—	(2,503)	—
Net income (loss) applicable to common stockholders	$313	$(14,334)	$(13,397)	$(26,060)
Net income (loss) per share applicable to common stockholders —basic and diluted (1)	$0.03	$(2.79)	$(1.58)	$(5.14)
Weighted-average number of shares used in per share calculation—basic and diluted (1)	10,136,326	5,129,068	8,457,987	5,067,652

(1)
All per share amounts and shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-eight reverse stock split which became effective on April 28, 2017.

ANTHERA PHARMACEUTICALS, INC.
BALANCE SHEET DATA
(in thousands, except share data)
(unaudited)

	June 30, 2017	December 31, 2016

Cash and cash equivalents	$11,151	$20,843
Accounts receivable	$—	$—
Total assets	$14,506	$23,471
Warrant liability	$5,700	$—
Total liabilities, excludes warrant liability	$4,248	$10,624
Series X contingently redeemable convertible preferred stock	$—	$377
Series X convertible preferred stock	$333	$8,614
Common Stock and additional paid-in capital	$422,673	$411,410
Accumulated deficit	$(418,448)	$(407,554)
Total shareholders' equity	$4,558	$12,470
Common shares outstanding (1)	10,601,422	5,745,536
Series X convertible preferred shares outstanding	430	9,499

(1)
All shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-eight reverse stock split which became was effective on April 28, 2017.